Exhibit 99.1

Ryerson Reports Third Quarter 2026 Results

Exceeded shipment, sales, and earnings guidance and eclipsed first-year annual run-rate synergy target ahead of schedule while generating market share gains, productivity gains, and higher book value per share alongside excellent net working capital management

CHICAGO – October 28, 2026 – Ryerson Holding Corporation (NYSE: RYZ), a leading value-added processor and distributor of industrial metals, today reported results for the third quarter ended September 30, 2026.

Highlights:

•
Generated total Company revenue of $2.18 billion in the third quarter, exceeding the previously provided guidance range with total tons shipped 1.2% higher and average selling prices 7.2% higher sequentially. Excluding Olympic Steel, which generated $602 million of revenue during the quarter, same-store revenue was $1.58 billion, with sequential average selling prices increasing by 7.3% and tons shipped increasing by 1.8% to reach their highest quarterly level in over five years.
•
Achieved total Company third quarter net income1 of $32.0 million, or $0.61 per diluted share, and Adjusted EBITDA, excluding LIFO2 of $115.0 million, exceeding guidance of $88 to $92 million. Olympic Steel contributed $30.2 million of Adjusted EBITDA, excluding LIFO, also exceeding guidance.
•
Realized approximately $13 million in third quarter synergy benefits, representing $52 million on an annualized, run-rate basis and substantially exceeding the $40 million first-year target months ahead of schedule.
•
Returned $13.6 million to stockholders during the quarter, comprised of $9.8 million in dividends and $3.8 million in share repurchases at prices below book value per share.

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q3 2026	Q2 2026	Q3 2025	QoQ	YoY	9MO 2026	9MO 2025	YoY

Revenue	$2,177.8	$2,006.2	$1,161.5	8.6%	87.5%	$5,750.5	$3,466.5	65.9%
Tons shipped	814	804	485	1.2%	67.8%	2,274	1,486	53.0%
Average selling price/ton	$2,675	$2,495	$2,395	7.2%	11.7%	$2,529	$2,333	8.4%
Gross margin	17.2%	17.7%	17.2%	-50 bps	—	17.7%	17.7%	—
Gross margin, excl. LIFO(2)	18.5%	18.6%	18.3%	-10 bps	20 bps	18.7%	18.6%	10 bps
Warehousing, delivery, selling, general, and administrative expenses	$326.1	$320.9	$200.4	1.6%	62.7%	$912.2	$604.3	51.0%
As a percentage of revenue	15.0%	16.0%	17.3%	-100 bps	-230 bps	15.9%	17.4%	-150 bps
Net income (loss) attributable to Ryerson Holding Corporation	$32.0	$15.5	$(14.8)	106.5%	316.2%	$52.0	$(18.5)	381.1%
Diluted earnings (loss) per share	$0.61	$0.30	$(0.46)	$0.31	$1.07	$1.05	$(0.58)	$1.63
Adjusted diluted earnings (loss) per share	$0.61	$0.52	$(0.46)	$0.09	$1.07	$1.48	$(0.55)	$2.03
Adj. EBITDA, excl. LIFO	$115.0	$101.0	$40.3	13.9%	185.4%	$283.4	$118.1	140.0%
Adj. EBITDA, excl. LIFO margin	5.3%	5.0%	3.5%	30 bps	180 bps	4.9%	3.4%	150 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$1,006.1	$955.2	$499.7	5.3%	101.3%	$1,006.1	$499.7	101.3%
Cash and cash equivalents	$40.5	$41.9	$29.8	(3.3)%	35.9%	$40.5	$29.8	35.9%
Net debt(3)	$965.6	$913.3	$469.9	5.7%	105.5%	$965.6	$469.9	105.5%
Net debt / LTM Adj. EBITDA, excl. LIFO	3.2x	4.0x	3.7x	(0.8x)	(0.5x)	3.2x	3.7x	(0.5x)
Cash conversion cycle (days)	70.8	70.9	68.2	(0.1)	2.6	67.6	67.1	0.5
Net cash provided by (used in) operating activities	$(18.2)	$(5.6)	$24.7	$(12.6)	$(42.9)	$(176.0)	$22.3	$(198.3)

Management Commentary

Eddie Lehner, Ryerson’s Chief Executive Officer & Director, said, “Ryerson delivered an excellent third quarter, generating results above our guidance while eclipsing our first-year synergy run-rate target ahead of schedule. These simultaneous achievements reflect the resourcefulness, collaborative efforts, and passion of our teammates as our investments, commercial execution, and integration efforts came together to produce our best quarter of 2026. The strength we saw in daily shipment volumes and invoice counts defied normal industry seasonality, with AI infrastructure and power generation investment elevating overall demand through the quarter. I want to thank and recognize all of my RYZ colleagues for acting with shared purpose and empowering one another to create great customer experiences while translating the strengths of our combined enterprise into growth with greater earnings power. Two full quarters into the merger, our combined positive momentum continues to build further toward the formidable potential we believe our enterprise can realize in the quarters and years ahead.”

Rick Marabito, Ryerson’s President, Chief Operating Officer & Director added, “Resilient customer demand and strong execution across our expanded network drove our highest same-store quarterly shipments in more than five years. With industry inventories low and mill lead times extended, our greater scale and improving inventory visibility are helping our teams locate and share material, coordinate processing resources and meet customer needs across the combined enterprise. We are also aligning customer programs with the facilities best equipped to serve them, which is supporting higher asset utilization and a lower cost to serve while creating capacity for additional transactional business. Commercial synergies continue to exceed our expectations, and progress across our four synergy pillars reinforces our confidence in achieving our two-year target of $120 million in annual run-rate synergies. I want to thank our teams for putting our shared values of customer commitment, accountability and teamwork into action, delivering excellent customer experiences while building a stronger business for all our stakeholders.”

Third Quarter Results

In the third quarter of 2026, Ryerson generated net sales of $2.18 billion, an increase of 8.6% compared to the previous quarter with total Company tons shipped 1.2% higher and average selling prices 7.2% higher quarter-over-quarter. Excluding Olympic Steel, which generated $602 million of revenue during the quarter, third quarter same-store net sales were $1.58 billion, an increase of 9.3% quarter-over-quarter with average selling prices 7.3% higher and tons sold 1.8% higher. Compared to the third quarter of 2025, same-store net sales increased by 35.7% with tons shipped 14.2% higher and average selling prices 18.7% higher. Third quarter demand was stronger than anticipated while carbon prices continued to rally at multi-year highs supported by trade policy, tight domestic supply, extended lead times, and multi-year lows in service center inventories. Prices for stainless products and aluminum products, in contrast, faced downward pressure due to the easing of nickel supply restrictions, leading to LME nickel price reversion, while aluminum prices remained volatile and trended lower as future supply expectations began to normalize later in the quarter.

Third quarter gross margin contracted by 50 basis points to 17.2%, compared to 17.7% in the prior quarter, as higher material costs flowed through ahead of corresponding price adjustments for program customers. Third quarter results also included a $4.0 million inventory purchase accounting charge to cost of materials sold, a decrease compared to the $15.7 million charge recorded in the second quarter, as we continued to sell through the inventory acquired in the Olympic Steel merger. Reflecting the rising price environment, third quarter LIFO expense was $30.0 million, compared to $17.0 million in the second quarter. Excluding both LIFO expense and purchase accounting adjustments, gross margin contracted by 60 basis points to 18.7%, compared to 19.3% in the second quarter of 2026.

Third quarter total Company warehousing, delivery, selling, general, and administrative expenses were $326.1 million, an increase of 1.6% compared to $320.9 million in the prior quarter, driven by variable compensation and producer inflationary cost pressures. Warehousing, selling, general, and administrative expenses as a percent of sales decreased to 15.0% from 16.0% in the second quarter and 17.3% in the third quarter of last year. On a per ton basis, these expenses were $401 in the third quarter compared with $399 in the second quarter and $413 in the year ago period.

Net income attributable to Ryerson Holding Corporation for the third quarter of 2026 was $32.0 million, or $0.61 per diluted share, compared to net income of $15.5 million, or $0.30 per diluted share, for the previous quarter and net loss of $14.8 million, or $0.46 per diluted share, in the third quarter of 2025. After removing the impact of inventory purchase accounting adjustments, an insurance settlement gain, a litigation settlement gain, advisory service fees, and the related income tax effects of these items, Ryerson's third quarter Adjusted Net Income was $32.4 million, or $0.61 per diluted share. Adjusted EBITDA, excluding LIFO was $115.0 million in the third quarter of 2026 compared to $101.0 million in the second quarter of 2026 and $40.3 million in the year-ago period. On a same-store basis, excluding Olympic Steel's contributions, Ryerson generated Adjusted EBITDA, excluding LIFO of $84.8 million in the third quarter of 2026, compared to $77.5 million in the prior quarter.

Olympic Steel Integration & Financial Results

In the third quarter, Ryerson realized approximately $13 million of synergy benefits through procurement, efficiency, network optimization, and commercial enhancement actions, in-line with management's expectations. This represents synergy attainment of approximately $52 million on an annualized run-rate basis, substantially exceeding the Company’s $40 million first-year target well ahead of its February 2027 merger anniversary. In the fourth quarter, management expects to achieve synergy benefits in the range of $14 million to $15 million, which would bring the Company's cumulative realization to approximately $33 million to $34 million in 2026. One-time costs to achieve these synergies have totaled $2.6 million through the third quarter of this year. Given the early attainment of the Company's first-year synergy target and the momentum building across all four of its synergy pillars, management remains confident in achieving its $120 million two-year annualized run-rate synergy target.

Olympic Steel contributed $602.1 million of revenue and $30.2 million of Adjusted EBITDA, excluding LIFO to Ryerson’s third quarter results, exceeding management’s expectations of $21 million to $23 million in Adjusted EBITDA, excluding LIFO.

Liquidity & Debt Management

Ryerson used $18.2 million in cash from operations in the third quarter as net income generation was offset by higher working capital requirements. This compares to a use of cash from operating activities of $5.6 million in the second quarter of 2026. The Company ended the third quarter of 2026 with debt of $1.01 billion and net debt of $966 million, an increase of $51 million and $53 million, respectively, compared to the second quarter of 2026, driven by higher working capital requirements in support of revenue growth.

Global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $865 million as of September 30, 2026 compared to $757 million as of June 30, 2026, reflective of the Company's increased borrowing base from higher working capital.

Stockholder Return Activity

Dividends. On October 28, 2026, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on December 17, 2026, to stockholders of record as of December 3, 2026. During the third quarter of 2026, Ryerson’s quarterly dividend was of the same amount and represented a total cash return to stockholders of $9.8 million.

Share Repurchases and Authorization. Ryerson returned $3.8 million to stockholders during the third quarter through the opportunistic repurchase of approximately 159,000 shares in the open market at an average price of $23.85 per share. Following these repurchases, the Company has $96.2 million remaining under its share repurchase authorization, which expires on April 30, 2028.

Outlook Commentary

In the fourth quarter of 2026, the Company expects that shipments will decline sequentially by 6% to 8% from third quarter levels, reflecting three fewer business days and holiday-related seasonal softness. Average selling prices are expected to be flat to up by 2% quarter-over-quarter as higher carbon pricing is expected to slightly offset relative softening in stainless and aluminum pricing. Net sales are therefore expected to be in the range of $1.96 billion to $2.04 billion. Net income generation for the fourth quarter of 2026 is expected to be in the range of $16 to $20 million, or $0.30 to $0.38 per diluted share, with LIFO expense between $28 and $32 million. Fourth quarter Adjusted EBITDA, excluding LIFO is expected to be in the range of $100 to $104 million, inclusive of Olympic Steel's expected contribution of $28 to $30 million.

Same-store Key Financial Metrics Reconciliation

			Ryerson
	Olympic Steel	Ryerson	Holding
	Period from	same-store	Corporation
(Dollars in millions, tons in thousands)	2/13/26 - 9/30/26	Nine months ended September 30, 2026
Tons shipped	653	1,621	2,274
Net sales	$1,439.0	$4,311.5	$5,750.5
Gross margin, excluding LIFO expense	18.4%	18.8%	18.7%
Warehousing, delivery, selling, general & administrative expenses	$246.3	$665.9	$912.2
Expense % of sales	17.1%	15.4%	15.9%
Adjusted EBITDA, excluding LIFO expense	$66.2	$217.2	$283.4
Adjusted EBITDA, excluding LIFO expense % of sales	4.6%	5.0%	4.9%

Third Quarter 2026 Major Product Metrics
Net Sales (millions)
	Q3 2026	Q2 2026	Q3 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,220	$1,094	$584	11.5%	108.9%
Aluminum	$453	$434	$287	4.4%	57.8%
Stainless Steel	$453	$444	$271	2.0%	67.2%

Tons Shipped (thousands)
	Q3 2026	Q2 2026	Q3 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	663	653	381	1.5%	74.0%
Aluminum	55	55	45	-	22.2%
Stainless Steel	87	87	57	-	52.6%

Average Selling Prices (per ton)
	Q3 2026	Q2 2026	Q3 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,840	$1,675	$1,533	9.8%	20.0%
Aluminum	$8,236	$7,891	$6,378	4.4%	29.1%
Stainless Steel	$5,207	$5,103	$4,754	2.0%	9.5%

Year to Date 2026 Major Product Metrics
		Net Sales (millions)
		YTD 2026	YTD 2025	Year-over-year

Carbon Steel		$3,107	$1,725	80.1%
Aluminum		$1,237	$868	42.5%
Stainless Steel		$1,273	$823	54.7%

		Tons Shipped (thousands)
		YTD 2026	YTD 2025	Year-over-year

Carbon Steel		1,837	1,161	58.2%
Aluminum		158	143	10.5%
Stainless Steel		251	178	41.0%

		Average Selling Prices (per ton)
		YTD 2026	YTD 2025	Year-over-year

Carbon Steel		$1,691	$1,486	13.8%
Aluminum		$7,829	$6,070	29.0%
Stainless Steel		$5,072	$4,624	9.7%

Note: product table excludes "other" products, which represent approximately 3% of sales

Earnings Call Information

Ryerson will host a conference call to discuss third quarter 2026 financial results for the period ended September 30, 2026, on Thursday, October 29, 2026, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson, together with Olympic Steel, has approximately 6,500 employees and approximately 150 locations. Visit Ryerson at www.ryerson.com.

Ryerson Investor Relations:

investorinfo@ryerson.com

Notes:

1Net income attributable to Ryerson Holding Corporation

2For EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO and gross margin, excluding LIFO please see Schedule 2

3Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer
The contents herein are provided for general information purposes only and do not constitute an offer to sell or purchase, or a solicitation of an offer to purchase, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or purchase, or a solicitation of an offer to purchase, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Ryerson’s current views about future events. Such forward-looking statements include, without limitation, statements about the benefits of the merger involving Ryerson and Olympic Steel, including future financial and operating results, expected synergies, Ryerson’s plans, objectives, expectations, and intentions, and other statements that are not historical facts. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates, and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the risk that the businesses will not be integrated successfully or will be more costly or difficult than expected; the risk that the cost savings and any other synergies may not be fully realized or may take longer to realize than expected, or that the merger may be less accretive than expected; the risk that the merger will not provide stockholders with increased earnings potential; the risk that increases to earnings, margins, and cash flows may not be as large as expected or many not occur at all; Ryerson and Olympic Steel may not be able to increase commercial growth, cross-sell, or expand geographically, and scale the combined businesses as expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the diversion of management time from ongoing business operations and opportunities as a result of the merger; the risk of adverse reactions or changes to business or employee relationships resulting from the merger; adverse economic conditions; highly cyclical fluctuations resulting from, among others, seasonality, market uncertainty, and costs of goods sold; the Company’s ability to remain competitive and maintain market share in the highly competitive and fragmented metals distribution industry; managing the costs of purchased metals relative to the price at which each company sells its products during periods of rapid price escalation or deflation; customer, supplier, and competitor consolidation, bankruptcy, or insolvency; the impairment of goodwill that could result from, among other things, volatility in the markets in which each company operates; the impact of geopolitical events; future funding for postretirement employee benefits may require substantial payments from current cash flow; the regulatory and other operational risks associated with our operations located outside of the United States; the adequacy of the Company’s efforts to mitigate cyber security risks and threats; reduced production schedules, layoffs, or work stoppages by each company’s own, its suppliers’, or customers’ personnel; any underfunding of certain employee retirement benefit plans and the actual costs exceeding current estimates; prolonged disruption of the Company’s processing centers; failure to manage potential conflicts of interest between or among customers or suppliers of each company; unanticipated changes to, or any inability to hire and retain key personnel at either company; currency exchange rate fluctuations; the incurrence of substantial costs of liabilities to comply with, or as a result of, violations of environmental laws; the risk of product liability claims; the Company’s indebtedness or covenants in the instruments governing such indebtedness; the influence of a single investor group over the Company’s policies and procedures; and other risks inherent in Ryerson’s business and other factors described in Ryerson’s filings with the Securities and Exchange Commission. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by Ryerson. If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

Forward-looking statements are based on the estimates and opinions of management as of the date of this communication; subsequent events and developments may cause their assessments to change. Ryerson does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law and they specifically disclaim any obligation to do so. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2026		2025	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2026	2025

NET SALES	$2,177.8	$2,006.2	$1,161.5	$5,750.5	$3,466.5
Cost of materials sold	1,804.1	1,651.0	962.0	4,732.8	2,853.2
Gross profit	373.7	355.2	199.5	1,017.7	613.3
Warehousing, delivery, selling, general, and administrative	326.1	320.9	200.4	912.2	604.3
Impairment charges on assets	—	0.5	0.1	0.9	1.9
Gain on insurance settlement	(1.5)	(0.6)	—	(2.1)	—
Gain on litigation settlement	(2.4)	—	—	(2.4)	—
OPERATING PROFIT (LOSS)	51.5	34.4	(1.0)	109.1	7.1
Other income and (expense), net	0.1	1.9	0.8	3.7	(1.2)
Interest and other expense on debt	(15.2)	(14.3)	(10.1)	(41.2)	(29.4)
INCOME (LOSS) BEFORE INCOME TAXES	36.4	22.0	(10.3)	71.6	(23.5)
Provision (benefit) for income taxes	3.9	6.0	4.1	18.1	(5.9)
NET INCOME (LOSS)	32.5	16.0	(14.4)	53.5	(17.6)
Less: Net income attributable to noncontrolling interest	0.5	0.5	0.4	1.5	0.9
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$32.0	$15.5	$(14.8)	$52.0	$(18.5)
EARNINGS (LOSS) PER SHARE
Basic	$0.62	$0.30	$(0.46)	$1.07	$(0.58)
Diluted	$0.61	$0.30	$(0.46)	$1.05	$(0.58)
Shares outstanding - basic	51.9	51.9	32.2	48.8	32.1
Shares outstanding - diluted	52.7	52.6	32.2	49.5	32.1

Dividends declared per share	$0.1875	$0.1875	$0.1875	$0.5625	$0.5625

Supplemental Data :
Tons shipped (000)	814	804	485	2,274	1,486
Shipping days	64	64	64	191	191
Average selling price/ton	$2,675	$2,495	$2,395	$2,529	$2,333
Gross profit/ton	459	442	411	448	413
Operating profit (loss)/ton	63	43	(2)	48	5
LIFO expense per ton	37	21	27	25	22
LIFO expense	30.0	17.0	13.2	57.0	33.2
Depreciation and amortization expense	29.1	31.7	20.2	84.2	58.8
Cash flow provided by (used in) operating activities	(18.2)	(5.6)	24.7	(176.0)	22.3
Capital expenditures	(21.3)	(16.3)	(12.8)	(49.8)	(30.7)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Fourth Quarter 2026 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	September 30,	December 31,
	2026	2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$40.5	$26.9
Restricted cash	1.4	0.9
Receivables, less provisions of $3.2 at September 30, 2026 and $2.7 at December 31, 2025	1,017.5	460.8
Inventories	1,302.6	648.3
Prepaid expenses and other current assets	105.3	85.9
Total current assets	2,467.3	1,222.8
Property, plant, and equipment, at cost	1,538.2	1,179.8
Less: accumulated depreciation	630.2	570.0
Property, plant, and equipment, net	908.0	609.8
Operating lease assets	334.1	323.9
Other intangible assets less accumulated amortization of $111.8 at September 30, 2026 and $102.4 at December 31, 2025	84.8	58.2
Goodwill	165.8	161.5
Deferred charges and other assets	65.2	28.5
Total assets	$4,025.2	$2,404.7
Liabilities
Current liabilities:
Accounts payable	$887.8	$516.0
Salaries, wages, and commissions	95.2	40.5
Other accrued liabilities	114.2	72.0
Short-term debt	1.0	1.9
Current portion of operating lease liabilities	41.7	34.0
Current portion of deferred employee benefits	3.6	3.7
Total current liabilities	1,143.5	668.1
Long-term debt	1,005.1	461.2
Deferred employee benefits	84.3	70.2
Noncurrent operating lease liabilities	322.3	318.6
Deferred income taxes	124.8	110.2
Other noncurrent liabilities	22.0	12.8
Total liabilities	2,702.0	1,641.1
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at September 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 60,241,677 and 40,373,512 shares issued at September 30, 2026 and December 31, 2025, respectively	0.6	0.4
Capital in excess of par value	983.0	432.6
Retained earnings	721.4	698.8
Treasury stock, at cost - Common stock of 8,501,790 shares at September 30, 2026 and 8,164,148 shares at December 31, 2025	(244.6)	(237.0)
Accumulated other comprehensive loss	(147.8)	(141.7)
Total Ryerson Holding Corporation Stockholders' Equity	1,312.6	753.1
Noncontrolling interest	10.6	10.5
Total Equity	1,323.2	763.6
Total Liabilities and Stockholders' Equity	$4,025.2	$2,404.7

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2026		2025	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2026	2025

Net income (loss) attributable to Ryerson Holding Corporation	$32.0	$15.5	$(14.8)	$52.0	$(18.5)
Interest and other expense on debt	15.2	14.3	10.1	41.2	29.4
Provision (benefit) for income taxes	3.9	6.0	4.1	18.1	(5.9)
Depreciation and amortization expense	29.1	31.7	20.2	84.2	58.8
EBITDA	$80.2	$67.5	$19.6	$195.5	$63.8
Gain on insurance settlement	(1.5)	(0.6)	—	(2.1)	(1.0)
Gain on litigation settlement	(2.4)	—	—	(2.4)	—
Reorganization	3.2	1.4	7.3	8.6	16.3
Advisory services fees	0.5	0.5	—	7.3	—
Impairment charges on assets	—	0.5	0.1	0.9	1.9
Foreign currency transaction (gains) losses	(0.4)	(1.8)	(1.1)	(4.3)	1.6
Purchase consideration and other transaction costs	4.9	16.5	0.3	21.9	1.2
Other adjustments	0.5	—	0.9	1.0	1.1
Adjusted EBITDA	$85.0	$84.0	$27.1	$226.4	$84.9

Adjusted EBITDA	$85.0	$84.0	$27.1	$226.4	$84.9
LIFO expense	30.0	17.0	13.2	57.0	33.2
Adjusted EBITDA, excluding LIFO expense	$115.0	$101.0	$40.3	$283.4	$118.1

Net sales	$2,177.8	$2,006.2	$1,161.5	$5,750.5	$3,466.5

Adjusted EBITDA, excluding LIFO expense, as a percentage of net sales	5.3%	5.0%	3.5%	4.9%	3.4%

Gross profit	$373.7	$355.2	$199.5	$1,017.7	$613.3

Gross margin	17.2%	17.7%	17.2%	17.7%	17.7%

Gross profit	$373.7	$355.2	$199.5	$1,017.7	$613.3
LIFO expense	30.0	17.0	13.2	57.0	33.2
Gross profit, excluding LIFO expense	$403.7	$372.2	$212.7	$1,074.7	$646.5

Gross margin, excluding LIFO expense	18.5%	18.6%	18.3%	18.7%	18.6%

Gross profit	$373.7	$355.2	$199.5	$1,017.7	$613.3
LIFO expense	30.0	17.0	13.2	57.0	33.2
Purchase accounting inventory adjustments	4.0	15.7	—	19.7	—
Gross profit, excluding LIFO expense and purchase accounting inventory adjustments	$407.7	$387.9	$212.7	$1,094.4	$646.5

Gross margin, excluding LIFO expense and purchase accounting inventory adjustments	18.7%	19.3%	18.3%	19.0%	18.6%

Note: EBITDA represents net income (loss) before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on insurance settlement, gain on litigation settlement, reorganization expenses, impairment charges on assets, advisory service fees, foreign currency transaction gains and losses, and purchase consideration and other transaction costs. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income (loss) or cash flows provided by (used in) operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense, which is calculated as gross profit minus LIFO expense, divided by net sales and gross margin, excluding LIFO expense (income), net and purchase accounting inventory adjustments, which is calculated as gross profit plus LIFO expense (or minus LIFO income) and purchase accounting inventory adjustments divided by net sales. We have excluded LIFO expense (income), net and purchase accounting inventory adjustments from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do as well as remove the effect of non-cash purchase accounting adjustments. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, gross margin excluding LIFO expense (income), net and purchase accounting inventory adjustments, Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales, and Adjusted EBITDA, excluding LIFO expense (income), net, and purchase accounting inventory adjustments as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2026		2025	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2026	2025

Net income (loss) attributable to Ryerson Holding Corporation	$32.0	$15.5	$(14.8)	$52.0	$(18.5)

Gain on insurance settlement	(1.5)	(0.6)	—	(2.1)	(1.0)
Gain on litigation settlement	(2.4)	—	—	(2.4)	—
Advisory services fees	0.5	0.5	—	7.3	—
Impairment charges on assets	—	0.5	0.1	0.9	1.9
Purchase accounting inventory adjustments	4.0	15.7	—	19.7	—
Benefit for income taxes	(0.2)	(4.0)	—	(2.3)	(0.2)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$32.4	$27.6	$(14.7)	$73.1	$(17.8)

Adjusted diluted earnings (loss) per share	$0.61	$0.52	$(0.46)	$1.48	$(0.55)

Shares outstanding - diluted	52.7	52.6	32.2	49.5	32.1

Note: Adjusted net income (loss) and Adjusted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2026		2025	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2026	2025

Net cash provided by (used in) operating activities	$(18.2)	$(5.6)	$24.7	$(176.0)	$22.3
Capital expenditures	(21.3)	(16.3)	(12.8)	(49.8)	(30.7)
Proceeds from sales of property, plant, and equipment	—	4.4	2.3	5.5	2.6
Free cash flow	$(39.5)	$(17.5)	$14.2	$(220.3)	$(5.8)

Market capitalization	$1,219.0	$1,277.0	$736.1	$1,219.0	$736.1

Free cash flow yield	(3.2)%	(1.4)%	1.9%	(18.1)%	(0.8)%

Note: Market capitalization is calculated using September 30, 2026, June 30, 2026, and September 30, 2025 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Fourth Quarter 2026 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions)
	Fourth Quarter 2026
	Low	High
Net income attributable to Ryerson	$16	$20

Diluted income per share	$0.30	$0.38

Interest and other expense on debt	15	15
Provision for income taxes	5	7
Depreciation and amortization expense	30	30
EBITDA	$66	$72
Adjustments	2	4
Adjusted EBITDA	$68	$76
LIFO expense	32	28
Adjusted EBITDA, excluding LIFO expense	$100	$104

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.